CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated September 26, 2011, accompanying the financial statements of California Insured Municipals Income Trust, Series 244 and Michigan Insured Municipals Income Trust, Series 195 (included in Van Kampen Unit Trusts, Municipal Series 611) as of May 31, 2011, and for each of the three years in the period ended May 31, 2011 and the financial highlights for the period from June 27, 2006 (date of deposit) through May 31, 2007 and for each of the four years in the period ended May 31, 2011, contained in this Post-Effective Amendment No. 5 to Form S-6 (File No. 333-134836) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
September 26, 2011